FORM OF ADMINISTRATIVE SERVICES AGREEMENT

This Agreement, dated as of _________2003, is by and between Advisory Hedged Opportunity Fund, a Delaware statutory Trust (the "Trust"), and American Express Financial Corporation, ("AEFC"), a Delaware corporation.

Part One: SERVICES

(1) The Trust hereby retains AEFC, and AEFC hereby agrees, for the period of this Agreement and under the terms and conditions hereinafter set forth, to furnish, or procure the services of a third party to furnish, the Trust continuously with all administrative, accounting, clerical, statistical, correspondence, corporate and all other services of whatever nature required in connection with the administration of the Trust as provided under this Agreement; and to pay such expenses as may be provided for in Part Three hereof; subject always to the direction and control of the Board of Trustees and the authorized officers of the Trust. AEFC agrees to maintain an adequate organization of competent persons to provide the services and to perform the functions herein mentioned. AEFC agrees to meet with any persons at such times as the Board of Trustees deems appropriate for the purpose of reviewing AEFC's performance under this Agreement.

(2) The Trust agrees that it will furnish to AEFC any information that the latter may reasonably request with respect to the services performed or to be performed by AEFC under this Agreement.

(3) It is understood and agreed that in furnishing the Trust with the services as herein provided, neither AEFC, nor any officer, director or agent thereof shall be held liable to the Trust or its creditors or shareholders for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement. It is further understood and agreed that AEFC may rely upon information furnished to it reasonably believed to be accurate and reliable.

Part Two: COMPENSATION FOR SERVICES

(1) The Trust agrees to pay to AEFC, on behalf of the Trust, and AEFC covenants and agrees to accept from the Trust in full payment for the services furnished, based on an annual rate of 0.25% of the net assets of the Trust at each month-end, including assets attributable to AEFC and before giving effect to any repurchases of shares by the Trust.

      (a) The administrative fee for each month shall be computed based on the net assets as of the close of business on the last business day of each month. In the case of the suspension of the computation of net asset value, the administrative fee for each month during such suspension shall be computed as of the close of business on the
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             last business day on which the net assets were computed. As used herein "net assets" as of the close of a business day shall include all transactions in shares of the Trust recorded on the books of the Trust for that day.

(2) The administrative fee shall be paid on a monthly basis and, in the event of the termination of this Agreement, the administrative fee accrued shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

(3) The administrative fee provided for hereunder shall be paid in cash by the Trust to AEFC within _______ business days after the last day of each month.

Part Three: ALLOCATION OF EXPENSES

(1)  The Trust agrees to pay:

          (a) Administrative fees payable to AEFC for its services under the terms of this Agreement.

          (b)  Taxes.

          (c) Fees and charges of its independent certified public accountants for services the Trust requests.

          (d) Fees and expenses of attorneys (i) it employs in matters not involving the assertion of a claim by a third party against the Trust, its trustees and officers, (ii) it employs in conjunction with a claim asserted by the Board of Trustees against AEFC, except that AEFC shall reimburse the Trust for such fees and expenses if it is ultimately determined by a court of competent jurisdiction, or AEFC agrees, that it is liable in whole or in part to the Trust, and (iii) it employs to assert a claim against a third party.

          (e) Fees paid for the qualification and registration for public sale of the securities of the Trust under the laws of the United States and of the several states in which such securities shall be offered for sale.

          (f) Office expenses which shall include a charge for occupancy, insurance on the premises, furniture and equipment, telephone, telegraph, electronic information services, books, periodicals, published services, and office supplies used by the Trust, equal to the cost of such incurred by AEFC.

          (g)  Fees of consultants employed by the Trust.

          (h)  Trustees,  officers and  employees  expenses  which shall include
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               fees, salaries,  memberships,  dues, travel,  seminars,  pension, profit  sharing,  and all other  benefits paid to or provided for
               trustees,   officers  and   employees,   directors  and  officers
               liability insurance, errors and omissions liability insurance, worker's compensation insurance and other expenses applicable to the directors, officers and employees, except the Trust will not pay any fees or expenses of any person who is an officer or employee of AEFC or its affiliates.

          (i) Filing fees and charges incurred by the Trust in connection with filing any amendment to its articles of incorporation, or incurred in filing any other document with the State of Delaware.

          (j) Expenses properly payable by the Trust, approved by the Board of Trustees.

(2) AEFC agrees to pay all expenses associated with the services it provides under the terms of this Agreement.

Part Four: MISCELLANEOUS

(1) AEFC shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Trust .

(2)  A "business day" shall be as defined in the By-laws of the Trust.

(3) The Trust recognizes that AEFC now renders and may continue to render investment advice and other services to other investment companies and persons which may or may not have investment policies and investments similar to those of the Trust and that AEFC manages its own investments and/or those of its subsidiaries. AEFC shall be free to render such investment advice and other services and the Trust hereby consents thereto.

(4) Neither this Agreement nor any transaction had pursuant hereto shall be invalidated or in anyway affected by the fact that Trustees, officers, agents and/or shareholders of the Trust are or may be interested in AEFC or any successor or assignee thereof, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of AEFC are or may be interested in the Trust as Trustees, officers, shareholders, or otherwise; or that AEFC or any successor or assignee, is or may be interested in the Trust as shareholder or otherwise, provided, however, that neither AEFC, nor any officer, director or employee thereof or of the Trust , shall sell to or buy from the Trust any property or security other than shares issued by the Trust, except in accordance with applicable regulations or orders of the United States Securities and Exchange Commission.

(5) Any notice under this Agreement shall be given in writing, addressed, and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

(6) AEFC agrees that no officer, director or employee of AEFC will deal for or on behalf of the Trust with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit officers, directors or employees of AEFC from having a financial interest in the Trust or in AEFC.

(7) The Trust agrees that AEFC may subcontract for certain of the services described under this Agreement with the understanding that there shall be no diminution in the quality or level of the services and that AEFC remains fully responsible for the services.

(8) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party. This Agreement shall be governed by the laws of the State of Minnesota.

Part Five: RENEWAL AND TERMINATION

(1) This Agreement shall become effective on the date first set forth above and shall continue in effect from year to year thereafter as the parties may mutually agree; provided that either party may terminate this Agreement by giving the other party notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice.

(2) This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.
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IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.



ADVISORY HEDGED OPPORTUNITY FUND


By: ____________________________




AMERICAN EXPRESS FINANCIAL CORPORATION



By: ____________________________